KIEWIT INVESTMENT FUND LLLP
PROXY VOTING POLICIES AND PROCEDURES

I.	Fund’s Policy Statement

Kiewit Investment Fund LLLP (“Fund”) is firmly committed to ensuring that proxies relating to the Fund’s portfolio securities are voted in the best interests of investors in the Fund.  The following procedures have been established to implement the Fund’s proxy voting program.

II.	Fund’s Proxy Voting Program

Hall Capital Partners LLC (“Hall Capital”) serves as the investment manager of the Fund.  Hall Capital is responsible for the selection and ongoing monitoring of investment subadvisers (the “Subadvisers”) who provide the day-to-day portfolio management.  The Fund has delegated proxy voting responsibility to Hall Capital.  Because Hall Capital views proxy voting as a function that is integral to portfolio management, it has in turn delegated the proxy voting responsibility for each portion of the Fund to the Subadvisers who manage each portion of the Fund.  The primary focus of the Fund’s proxy voting program, therefore, is to seek to ensure that the Subadvisers have adequate proxy voting policies and procedures in place and to monitor each Subadviser’s proxy voting.  These policies and procedures may be amended from time to time based on experience as well as changing environments, especially as new and/or differing laws and regulations are promulgated.

III.	Hall Capital Due Diligence and Compliance Program

As part of its ongoing due diligence and compliance responsibilities, Hall Capital will seek to ensure that each Subadviser maintains proxy voting policies and procedures that are reasonably designed to comply with applicable laws and regulations.  Hall Capital will review each Subadviser’s proxy voting guidelines in connection with the initial selection of the Subadviser and on at least an annual basis thereafter.

IV.	Subadviser’s Proxy Voting Policies and Procedures

Each Subadviser will be required to maintain proxy voting policies and procedures that satisfy the following elements:

A.
Written Policies and Procedures: The Subadviser must maintain written proxy voting policies and procedures in accordance with applicable laws and regulations and must provide to the Fund and Hall Capital, upon request, copies of such policies and procedures.

B.	Fiduciary Duty: The Subadviser’s policies and procedures must be reasonably designed to ensure that the Subadviser votes securities in the best interest of its clients.

C.
Conflicts of Interest:  The Subadviser’s policies and procedures must include appropriate procedures to identify and resolve as necessary all material proxy-related conflicts of interest between the Subadviser and the Fund’s other Subadvisers (including its affiliates) and its clients before voting client proxies.

D.
Voting Guidelines:  The Subadviser’s policies and procedures must address with reasonable specificity how the Subadviser will vote proxies, or what factors it will take in to account, when voting on particular types of matters, e.g., corporate governance proposals, compensation issues and matters involving social or corporate responsibility.

E.
Monitoring Proxy Voting:  The Subadviser must have an established system and/or process that is reasonably designed to ensure that proxies are voted on behalf of its clients in a timely and efficient manner.

F.
Record Retention and Inspection:  The Subadviser must have an established system for creating and retaining all appropriate documentation relating to its proxy voting activities as required by applicable laws and regulations.  The Subadviser must provide to the Fund and Hall Capital such information and records with respect to proxies relating to the Fund’s portfolio securities as required by law or as the Fund or Hall Capital may reasonably request.

V.	Disclosure of Fund’s Proxy Voting Policies and Procedures and Voting Record

The Fund assisted by Hall Capital will take reasonable steps as necessary to seek to ensure that the Fund complies with all applicable laws and regulations relating to disclosure of the Fund’s proxy voting policies and procedures and its proxy voting record.  The Fund through the Administrator will maintain a system that is reasonably designed to ensure that the actual proxy voting record of the Subadvisers with respect to the Fund’s portfolio securities are collected, processed, filed with the Securities and Exchange Commission and delivered to the Fund’s unitholders, as applicable, in a timely and efficient manner and as required by applicable laws and regulations.

VI.	Reports to Kiewit Investment Fund LLLP Board of Directors

The Fund’s CCO assisted at his request by Hall Capital will periodically (but no less frequently than annually) report to the Board of Directors about the Fund’s proxy voting program, and will provide information with respect to the proxy voting record of the Subadvisers regarding the Fund’s portfolio securities and any other information requested by the Board of Directors.